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  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Monmouth Real Estate Investment Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (File No. 333-100805), Form S-3 (File No. 333-103216 and No. 333-113547) and Form S-3D (File No.
333-110737) of Monmouth Real Estate Investment Corporation of our report dated December 3, 2004, relating to the consolidated balance sheets of Monmouth Real Estate Investment Corporation and subsidiary as of September 30, 2004 and 2003 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2004, and the related schedule, which report appears in the September 30, 2004 Annual Report on Form 10-K of Monmouth Real Estate Investment Corporation.


                              /s/ KPMG LLP


Short Hills, New Jersey
December 10, 2004